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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
Of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number  1-4146

                       CORT Business Services Corporation
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             (Exact name of registrant as specified in its charter)

                             11250 Waples Mill Road
                                   Suite 500
                            Fairfax, Virginia 22030
                                 (703) 968-8524
                            -----------------------
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)    [X]              Rule 12h-3(b) (1) (ii)   [_]
Rule 12g-4(a) (1) (ii)   [_]              Rule 12h-3(b) (2) (i)    [_]
Rule 12g-4(a) (2) (i)    [_]              Rule 12h-3(b) (2) (ii)   [_]
Rule 12g-4(a) (2) (ii)   [_]              Rule 15d-6               [_]
Rule 12h-3(b) (1) (i)    [X]

     Approximate number of holders of record as of the certification or notice date: 53

     Pursuant to the requirements of the Securities Exchange Act of 1934, CORT Business Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: February 28, 2000            By:  /s/  Frances Ann Ziemniak
                                        ----------------------------
                                        Frances Ann Ziemniak
                                        Executive Vice President and Chief
                                        Financial Officer